Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-208286 on Form S-3 and Registration Statement Nos. 333-199960 and 333-212154 on Form S-8 of INC Research Holdings, Inc. of our report dated June 9, 2017 related to the consolidated financial statements of Double Eagle Parent, Inc. as of December 31, 2016 (Successor) and December 31, 2015 (Predecessor), and for the period from November 9, 2016 to December 31, 2016 (Successor), January 1, 2016 to November 8, 2016 (Predecessor) and the years ended December 31, 2015 and 2014 (Predecessor), appearing in this Form 8-K of INC Research Holdings, Inc. dated August 1, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 1, 2017